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                                                                    EXHIBIT 23.6

September 27, 2002

     We hereby consent to the filing of the form of our proposed tax opinion as
Exhibit 8.1 to the Joint Proxy Statement/Prospectus and the reference to us in the Joint Proxy Statement/Prospectus under the heading "THE MERGER -- Material United States Federal Income Tax Consequences of the Merger."

     By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                             Very truly yours,

                                             /s/ Foster Pepper & Shefelman LLP

                                             FOSTER PEPPER & SHEFELMAN LLP